                               [BNS HOLDING, INC.
                         25 ENTERPRISE CENTER, SUITE 104
                           MIDDDLETOWN, RI 02842-5201
                            TELEPHONE: (401) 848-6300
                           FACSIMILE: (401) 848-6444]

                                                               December 20, 2006

Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Mail Stop 4561
Attention: Howard Efron, Staff Accountant

              Re:    Letter dated December 13, 2006 regarding Current Report on
                     FORM 8-K/A FILED ON DECEMBER 12, 2006

Ladies and Gentlemen:

         In connection with responding to the comments of the Staff of the
Securities and Exchange Commission (the "Commission") relating to the Letter dated December 13, 2006 regarding Current Report on Form 8-K/A filed on December
12, 2006 (the "Form 8-K/A"), the undersigned acknowledges the following:

         o   The undersigned is responsible for the adequacy and accuracy of the disclosure in the Form 8-K/A.

         o   Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Form 8-K/A.

         o   The undersigned may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                           BNS HOLDING INC.

                                           By: /S/ Michael Warren
                                               ---------------------------------
                                               Name:  Michael Warren
                                               Title:   Chief Executive Officer